Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2013 RESULTS

August 13th, 2013 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq: GENC) announced today that revenue for the third quarter ended June 30, 2013 was $18.7 million compared to $23.0 million for the quarter ended June 30, 2012. Gross margin increased to 26.6% for the quarter ended June 30, 2013 from 25.0% for the quarter ended June 30, 2012. Selling, general and administrative expenses decreased $811,000 to $1,867,000 for the quarter ended June 30, 2013. Operating income for the quarter ended June 30, 2013 increased to $2.7 million compared to $2.4 million for the quarter ended June 30, 2012. Operating margin increased to 14.4% for the quarter ended June 30, 2013 from 10.4% for the quarter ended June 30, 2012.

The Company had non-operating income of $0.7 million for the quarter ended June 30, 2013 compared to a non-operating loss of $(0.7) million for the quarter ended June 30, 2012. The increase in non-operating income was to due to improved returns on marketable securities.

The Company has received favorable IRS rulings on its research and development tax credits for tax years 2006 through 2009. Although the IRS audits are not final, the Company has recorded a tax receivable, and reduced its tax provision by $350,000 for the quarter ended June 30, 2013 and by $1.1 million for the 9 months ended June 30, 2013.

Net income was $2.5 million ($.26 per basic and diluted share) for the quarter ended June 30, 2013, compared to $1.2 million ($.13 per basic and diluted share) for the quarter ended June 30, 2012.

For the nine months ended June 30, 2013, the Company had revenue of $41.4 million and net income of $4.5 million ($.47 per basic and diluted share) versus revenue of $49.2 million and net income of $4.8 million ($.51 per basic and diluted share) for the nine months ended June 30, 2012.

At June 30, 2013 the Company had $90.5 million in cash and marketable securities compared to $84.7 million at September 30, 2012. Net working capital was $102.4 million at June 30, 2013. The Company had no debt outstanding at June 30, 2013.

E. J. Elliott, Gencor’s Chairman, stated, “The Company’s EPS doubled in the quarter, despite a drop in revenues. Our initiatives to increase margins through automation, production improvements and lower material costs should continue to positively impact gross margins. Sales were disappointing and reflect the lack of conviction the highway construction industry has on federal and state funding commitments. Gencor continues to look for opportunities to expand its product line through research and development and strategic acquisitions.”

Gencor Industries is a diversified, heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2012; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen    407-290-6000